Consent of Independent Auditor
We consent to the incorporation by reference in the Current Report on Form 8-K/A of Glowpoint, Inc. of our report dated June 30, 2018 (except for the first paragraph in Note 8 and Note 12, as to which the date is December 17, 2019), with respect to the consolidated financial statements of Oblong Industries, Inc. as of and for the years ended December 31, 2017 and 2016, included in this Current Report on Exhibit 99.3.
/s/ Holthouse, Carlin &Van Tright, LLP

Encino, California
December 17, 2019